UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2013 (December 13, 2013)

INKSURE TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-24431	84-1417774
(Commission File Number)	(IRS Employer Identification No.)

18 East 16th Street, Suite 307 New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

(646) 233-1454

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2013, the Board of Directors, or the Board, of InkSure Technologies Inc., or the Company, appointed Mr. Tomer Assis, age 42, to serve as the Company’s interim Chief Financial Officer, effective as of December 13, 2013.

For his service as Chief Financial Officer, Mr. Assis will receive a monthly fee in the amount of 20,000 New Israeli Shekels (approximately USD 5,700) plus VAT for 80 hours of work per month, as well as the reimbursement of related expenses.

Mr. Assis is currently self-employed and provides CFO and business services to his customers through AssisT – CFO & Business Services, since November 2011. He also serves as the Vice President of Finance at BackWeb Technologies Ltd., which provides communications technologies and solutions for the distribution of digital information and assets to enterprise’s employees and customers, since February 2008. From November 2011 to May 2012, Mr. Assis served as the Interim Chief Financial Officer of Rosetta Genomics Ltd. (NASDAQ: ROSG), a molecular diagnostics company with offices in Israel and the United States.  Prior to joining BackWeb, Mr. Assis served as the Director of Finance at CellNet Solutions Ltd., as the International Controller for Check Point Technologies Ltd., and as the Controller for M+W Zander Group’s Israeli subsidiaries.  Mr. Assis has also worked with the accounting firms Ernst & Young and Grant Thornton in Israel.  Mr. Assis holds a B.A. in Business Administration, Accounting and Finance from The College of Management in Israel.  Mr. Assis also holds a CPA license in Israel.

There are no transactions in which Mr. Assis has an interest requiring disclosure under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Tal Gilat
Name:	Tal Gilat
Title:	President and Chief Executive Officer

Date: December 17, 2013

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